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                           LEGAL OPINION AND CONSENT


                                  EXHIBIT 5.1



     May 4, 2001


Board of Directors
Hadron, Inc.
5904 Richmond Highway, Suite 300
Alexandria, Virginia 22303


Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Hadron, Inc. 1997 Stock Purchase Plan, as amended (the "Plan"). The Registration Statement covers 150,000 shares of Hadron, Inc. Common Stock, $.02 par value, which have been added, with the approval of the shareholders of Hadron, Inc., to those reserved for issuance under the Plan.

     We are of the opinion that the additional 150,000 shares of Common Stock which have been authorized for issuance under the Plan, have been duly authorized and, when issued, sold and paid for in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,



                                     /s/ HOLLAND & KNIGHT LLP